W270, Inc. Enters Merger Agreement With Saleen Entities

NEWPORT BEACH, CA – May 30th, 2013 – W270, Inc. (OTCQB and OTCBB: WSTY) today announced that it has entered into a binding Agreement and Plan of Merger (Merger Agreement) with Saleen California Merger Corporation, Saleen Florida Merger Corporation, SMS Signature Cars, Saleen Automotive, Inc. and Steve Saleen. SMS Signature Cars and Saleen Automotive, Inc. (the Saleen entities) operate a performance automotive enterprise that manufactures and sells high-end sports cars and related parts. Subsequent to the anticipated closing of the merger transactions, the business operations of the Saleen entities will comprise the Company’s business operations.

The closing of the merger transactions is subject to several conditions, including without limitation, satisfactory completion of the Company’s due diligence investigation and the Company’s entry into a definitive agreement regarding the sale of at least $3,000,000 in senior secured convertible notes. If the merger transactions are consummated, the Saleen entities will become wholly-owned subsidiaries of the Company and Steve Saleen and the other holders of Saleen Automotive’s common stock will hold approximately 93% of the Company’s outstanding shares immediately after the merger transactions. There can be no assurance that the conditions to the closing of the merger transactions will be satisfied, or that the merger transactions will be consummated.

In addition, the Company has declared for stockholders of record of its common stock as of May 23, 2013, subject to the closing of the merger transactions, a per share dividend of $0.035 in cash. The Company shall pay and issue such dividend within ten (10) business days after the closing date of the merger transactions.

On May 30, 2013, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission and directs interested parties to such filing and the documents attached thereto as exhibits for further information regarding the merger transactions. Link to Form 8-K here

Safe Harbor Statement

The Company’s securities offered as consideration in the merger transactions have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of W270 Inc., its directors or its officers with respect to, among other things: (i) financing plans; and (ii) growth and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond W270 Inc.'s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in W270 Inc.'s filings with the Securities and Exchange Commission.

Contact Information

Eric Stoppenhagen

President

+1-949-903-0468